EXHIBIT 99.1

Contact: URS Corporation Kent P. Ainsworth Executive Vice President & Chief Financial Officer (415) 774-2700	Citigate Sard Verbinnen Hugh Burns/Jamie Tully (212) 687-8080

URS NAMES REED N. BRIMHALL
VICE PRESIDENT, CORPORATE CONTROLLER

     SAN FRANCISCO, CA – May 1, 2003 – URS Corporation (NYSE: URS) today announced that Reed N. Brimhall will join the Company as Vice President, Corporate Controller, effective May 19, 2003. As the Company’s Principal Accounting Officer, Mr. Brimhall will be responsible for all accounting, external reporting, tax and government compliance and budgeting functions. Mr. Brimhall will report directly to URS’ Chief Financial Officer, Kent P. Ainsworth.

     Prior to joining URS, Mr. Brimhall was Senior Vice President & Controller of Washington Group International, Inc., where he was responsible for all aspects of accounting and financial reporting for the company, including the negotiation of cost issues on federal contracts under the Federal Acquisition Regulation and U.S. Cost Accounting Standards. Prior to that, he held the positions of Vice President – Government Accounting and Internal Audit at Washington Group International; Corporate Controller and Corporate Secretary at Scientech, Inc.; and Senior Associate Dean for Finance & Administration at Stanford University Medical School.

     Mr. Brimhall, a Certified Public Accountant, received a B.B.A. degree in Accounting from Idaho State University. He has served as a member of a U.S. Department of Defense Accounting Policies Working Group responsible for designing modifications to federal regulations regarding the allocation of costs on federal contracts with institutions of higher education.

     Commenting on Mr. Brimhall’s appointment, Mr. Ainsworth said: “We are very pleased to welcome Reed to URS. He is ideally suited for this position, with top-level experience in the industry, a strong background in accounting and finance and familiarity with federal contracting. With URS’ acquisition of EG&G last year, almost half of our revenues come from contracts with the federal government, and Reed’s expertise in this area will prove to be a valuable asset to the Company going forward.”

     URS Corporation offers a broad range of planning, design, program and construction management, systems integration, and operations and maintenance services for transportation, hazardous waste, industrial processing and petrochemical, general building, water/wastewater, military facilities and equipment platforms, and security projects. Headquartered in San Francisco, the Company operates in more than 20 countries with approximately 25,000 employees providing engineering services to federal, state and local governmental agencies as well as private clients in the chemical, manufacturing, pharmaceutical, forest products, mining, oil and gas, and utilities industries (www.urscorp.com).

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